OPINION OF SUSAN A. THOMSON

                           May 1, 1997

The Directors and Stockholders
Metropolitan Mortgage & Securities Co., Inc.
West 929 Sprague Avenue
Spokane, WA  99204

Gentlemen:

   I have acted as counsel to Metropolitan Mortgage & Securities Co., Inc. (the "Company") in connection with the proceedings for the authorization and issuance of 250,000 shares of Variable Rate Cumulative Preferred Stock, Series E-7 ("Preferred Stock, Series E") including the preparation of a Registration Statement (Form S-
2)  under the Securities Act of 1933, as amended, which has  been
filed   with  the  Securities  and  Exchange  Commission.    (SEC
Registration No. 333-19755).

   I have examined the Registration Statement referred to above and such other documents and records as I have deemed necessary for the purpose of this opinion.

   Based upon the foregoing, and subject to the Board of Directors' adoption of Articles of Amendment to the Company's Article of Incorporation which incorporate the Statement of Rights, Designation and Preferences of variable Rate Cumulative Preferred Stock, Series E-7, and the filing of same with the Secretary of State of the State of Washington in accordance with RCW 23B.06.020, I am of the opinion that:

       (1) the Preferred Stock, Series E-7 of the Company which is being registered, when issued and sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable; and

        (2)in the event of dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Preferred Stock, Series E-7 will be entitled to receive, on parity with all other issued  and outstanding preferred stock, before any payment or distribution is made on the Company's Class A or Class B Common Stock, the amount of ($100.00 per share plus an amount equal to all accrued and unpaid dividends thereon to the date of distribution or payment; and

        (3) The liquidation preference of the preferred stock exceeds the par value thereof. There are no restrictions upon surplus by reason of such excess and there are no remedies available to security holders by reason of such excess before or after payment of any dividend that would reduce surplus to an amount less than the amount of such excess and which remedies arise by reason of such excess.

        This opinion is furnished pursuant to the requirements of
Item 601(b)(5) of Regulation S-K.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus under the caption "Legal Opinion."



                                         Sincerely,

                                             /S/ Susan Thomson
                                             Susan A. Thomson
                                   Assistant Corporate Counsel